MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

SUBJECT: MAA ANNOUNCES PROPERTY ACQUISITION

MEMPHIS, Tenn., April 27, 2006: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of Grand Courtyards, an upscale apartment community located in the Grand Prairie sub-market of the Dallas/Fort Worth metro area. Mid-America’s Dallas portfolio is its largest and is showing the strongest growth in same store net operating income among the company’s large-tier market holdings.

Grand Courtyards, developed in 2000, is a 390-unit upscale apartment community with close proximity to major employment centers in the Dallas/Fort Worth metro and airport corridor. The high-end apartment community amenities include a business center, fitness center, multiple courtyards, swimming pool/spa area, garages and intrusion alarms in all units.

Drew Taylor, Mid-America’s Director of Asset Management said, “The purchase of Grand Courtyards continues our disciplined acquisition plan to invest in high-quality communities and is in line with our strategy to increase investment holdings in high growth large tier markets.”

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 39,179 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.